 SEC Form 4
FORM 4 [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* Bay Harbour Management, L.C. (Last) (First) (Middle) 885 Third Avenue 34th Floor (Street) New York, NY 10022 (City) (State) (Zip)	2. Issuer Name and Ticker or Trading Symbol Motient Corportion MNCP 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Day/Year 09/24/2002 5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

   Director   X 10% Owner
   Officer (give title below)        Other (specify below)

Description
7. Individual or Joint/Group
    Filing (Check Applicable Line)

     Form filed by One Reporting Person
X   Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2.Transaction Date (Month/Day/Year)	2A. Deemed Execution Date, if any (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed Of (D) (Instr. 3, 4, and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	A/D	Price
Common Stock $.01 Par Value	9/24/02		P		13,500	A	$1.10	3,280,678 (1)	I

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Deri- vative Security	3. Transaction Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Transaction Code (Instr.8)		5. Number of Derivative Securities Acquired (A) or Disposed Of (D) (Instr. 3, 4 and 5)		6. Date Exercisable(DE) and Expiration Date(ED) (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr.5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr.4)	10. Owner- ship Form of Deriv- ative Securities: Direct (D) or Indirect (I) (Instr.4)	11. Nature of Indirect Beneficial Ownership (Instr.4)
				Code	V	A	D	DE	ED	Title	Amount or Number of Shares
Explanation of Responses:

(1) The 3,280,678 shares listed in Table I are beneficially owned by investment funds for which Bay Harbour Management, L.C., which is controlled by the three other reporting persons, serves as investment adviser.
--------------------------------------------
Additional Reporting Persons                I.R.S. Identification No.
-----------------------------             -------------------------
Bay Harbour Management L.C.             59-2924229
885 Third Avenue, 34th Floor
New York, New York 10022

Steven A. Van Dyke
885 Third Avenue, 34th Floor
New York, New York 10022                N/A

John D. Stout
885 Third Avenue, 34th Floor
New York, New York 10022                N/A

Douglas P. Teitelbaum
885 Third Avenue, 34th Floor
New York, New York 10022                N/A

                                        Signatures of Reporting Persons

                                        BAY HARBOUR MANAGEMENT, L.C.

Dated: September 25, 2002            By: /s/ Steven A. Van Dyke
                                        Name: Steven A. Van Dyke
                                       Title: President

Dated: September 25, 2002               /s/ Steven A. Van Dyke
                                       Steven A. Van Dyke

Dated: September 25, 2002               /s/ Douglas P. Teitelbaum
                                       Douglas P. Teitelbaum

Dated: September 25, 2002               /s/ John D. Stout
                                       John D. Stout

By: /s/ Signatures above 09/25/2002 ** Signature of Reporting Person Date SEC 1474 (8-02)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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